SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
This Second Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of September 14, 2016, by and among QEP Energy Company, a Texas corporation (“QEP” or “Buyer”), Blind Juniper Holdings, LLC, a Texas limited liability company (“BJH”), and Richard Schmidt REP, LLC, a Texas limited liability company (“Schmidt REP”). Capitalized terms used but not defined herein shall have the meanings given such terms in the PSA (defined below) unless the context otherwise requires.
RECITALS:
A.    QEP, as buyer, RK Petroleum Corp., et al, as sellers, BJH in its capacity as the Seller’s Representative for the BJH Represented Sellers, and Schmidt REP in its capacity as the Seller’s Representative for the Schmidt Representatives Sellers, are party to that certain Purchase and Sale Agreement dated as of June 21, 2016, as amended by Amendment to Purchase and Sale Agreement dated as of September 7, 2016 (as so amended, the “PSA”).
B.    Pursuant to Section 15.7 of the PSA, BJH is authorized to, among other things, amend the PSA on behalf of the BJH Represented Sellers and Schmidt REP is authorized to, among other things, amend the PSA on behalf of the Schmidt Represented Sellers.
C.    Pursuant to Section 15.12 of the PSA Buyer, BJH and Schmidt REP desire to amend the PSA as provided in this Amendment.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the undersigned hereby agree as follows:
1.    Scheduled Closing Date. The Scheduled Closing Date (as defined in Section 6.1 of the PSA) is hereby changed from September 21, 2016 to October 19, 2016 for all purposes of the PSA.
2.    Outside Date. The Outside Date (as defined in Section 1.1 of the PSA) is hereby changed from October 14, 2016 to November 18, 2016.
3.    No Other Amendments. Except as expressly modified by this Amendment, the PSA remains in full force and effect in accordance with its original terms.
4.    Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one and the same instrument. The execution and delivery of this Assignment may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding.
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IN WITNESS WHEREOF, the undersigned have executed and delivered this Second Amendment to Purchase and Sale Agreement in one or more counterparts to be effective as of the date first above written.
Buyer:

QEP ENERGY COMPANY

By:	/s/ Austin Murr
Name:	Austin Murr
Title:	Senior Vice President, Business Development

BJH:

BLIND JUNIPER HOLDINGS, LLC

By:	/s/ Gregory D. Smith
Name:	Gregory D. Smith
Title:	Managing Member

Schmidt Rep:

RICHARD SCHMIDT REP, LLC

By:	/s/ Richard Schmidt
Name:	Richard Schmidt
Title:	Manager